As filed with the Securities and Exchange Commission on December 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRICON RESIDENTIAL INC.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7 St. Thomas Street, Suite 801

Toronto, ON M5S 2B7

(Address, including zip code, of Registrant’s principal executive offices)

Third Amended and Restated Deferred Share Unit Plan

Fourth Amended and Restated Stock Option Plan and

Amended and Restated Restricted Share Plan

(Full titles of the plans)

Corporation Service Company

1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401

(Name and address of agent for service)

(800) 927-9800

(Telephone number, including area code, of agent for service)

COPIES TO:

David Veneziano Tricon Residential Inc. 7 St. Thomas Street, Suite 801 Toronto, ON M5S 2B7 Tel: (416) 323-2482	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Tel: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value	10,725,000 shares(2)	US$14.165	US$151,919,625.00	US$14,082.95

(1)

Represents Common shares, no par value (the “Common Shares”), of Tricon Residential Inc. (the “Registrant”) issuable pursuant to deferred share units under the Third Amended and Restated Deferred Share Unit Plan, options under the Fourth Amended and Restated Stock Option Plan, and restricted shares under the Amended and Restated Restricted Share Plan registered herein.

(2)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(3)

Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on December 2, 2021, which was US$14.165 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Third Amended and Restated Deferred Share Unit Plan, effective December 7, 2021 (the “Deferred Share Unit Plan”), of Tricon Residential Inc. (the “Registrant”), the Registrant’s Fourth Amended and Restated Stock Option Plan, effective December 7, 2021 (the “Stock Option Plan”), and the Registrant’s Amended and Restated Restricted Share Plan, effective December 7, 2021 (the “Restricted Share Plan”), respectively, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Corporate Secretary of Tricon Residential Inc. at 7 St. Thomas Street, Suite 801, Toronto, Ontario, M5S 2B7, telephone: (416) 323-2482.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.

The Registrant’s Registration Statement on Form F-10, filed with the Commission on October 5, 2021, as amended by Amendment No. 1 to Form F-10, filed with the Commission on October 6, 2021 (the “F-10 Registration Statement”);

2.	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 5, 2021; and

3.

The description of Common Shares contained under the section captioned “Description of Securities” in the F-10 Registration Statement and incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 7, 2021, including any amendment or report filed for the purpose of amending such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may advance money to an individual in relation to the foregoing matters, but the individual shall repay the money if the individual does not fulfill the conditions set out in (i) and (ii) above.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions in (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that, subject to the OBCA, the Registrant shall indemnify the directors and officers of the Registrant, former directors or officers of the Registrant, any person who acts or has acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or an individual who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate), and that individual’s heirs and legal representatives (each an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such Indemnified Person in respect of any civil, criminal, or administrative action or proceeding to which such Indemnified Person is made party by reason of being or having been a director or officer of the Registrant or body corporate, provided that (i) such Indemnified Person acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such Indemnified Person had reasonable grounds for believing that its conduct was lawful.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the OBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9.	Undertakings

The Registrant hereby undertakes:

(a)(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

4.1	Articles of Incorporation of Tricon Residential Inc.

4.2	Third Amended and Restated Deferred Share Unit Plan of Tricon Residential Inc., effective December 7, 2021.

4.3	Fourth Amended and Restated Stock Option Plan of Tricon Residential Inc., effective December 7, 2021.

4.4	Amended and Restated Restricted Share Plan of Tricon Residential Inc., effective December 7, 2021.

5.1	Opinion of Goodmans LLP as to legality of the Common Shares.

23.1	Consent of Goodmans LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature pages of this Part II).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Country of Canada, on the 7th day of December, 2021.

TRICON RESIDENTIAL INC.

By:	/s/ Wissam Francis
Name:	Wissam Francis
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary Berman, Wissam Francis, and David Veneziano, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 7, 2021.

Signature	Title

/s/ Gary Berman	President and Chief Executive Officer
Gary Berman	(Principal Executive Officer)

/s/ Wissam Francis	Executive Vice President and Chief Financial Officer
Wissam Francis	(Principal Financial and Accounting Officer)

/s/ David Berman	Executive Chairman
David Berman

/s/ Geoff Matus	Director
Geoff Matus

/s/ Frank Cohen	Director
Frank Cohen

/s/ Camille Douglas	Director
Camille Douglas

/s/ Ira Gluskin	Director
Ira Gluskin

/s/ Michael Knowlton	Director
Michael Knowlton

/s/ Siân M. Matthews	Director
Siân M. Matthews

/s/ Peter D. Sacks	Director
Peter D. Sacks

/s/ Renee Lewis Glover	Director
Renee Lewis Glover

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Tricon Residential Inc. in the United States, on the 7th day of December, 2021.

TRICON HOLDINGS USA LLC

By:	/s/ David Veneziano
Name:	David Veneziano
Title:	Vice President